Mail Stop 6010


      August 18, 2005


Mr. Neil H. Koenig
Chief Financial Officer
Orthometrix, Inc.
106 Corporate Park Drive, Suite 102
White Plains, New York  10604

	Re:	Orthometrix, Inc.
		Form 10-KSB for the Year Ended December 31, 2004
		Form 10-QSB for the Quarter Ended March 31, 2005 (as
Amended)
      File No. 000-26206


Dear Mr. Koenig:


	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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